Exhibit 99.1

OpGen Announces $15 Million Registered Direct Offering

ROCKVILLE, Md., Oct. 14, 2021 (GLOBE NEWSWIRE) -- OpGen, Inc. (Nasdaq: OPGN, “OpGen” or the “Company”), a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the issuance and sale of an aggregate of 150,000 shares of convertible preferred stock and warrants to purchase up to an aggregate of 7,500,000 shares of common stock for gross proceeds of $15 million in a registered direct offering. The shares of preferred stock will have a stated value of $100 per share and are convertible into an aggregate of 7,500,000 shares of common stock at a conversion price of $2.00 per share at any time after the Company has received shareholder approval to increase the number of authorized shares of common stock of the Company. The warrants have an exercise price of $2.05 per share, will become exercisable on the later of the date of shareholder approval and six months following the date of issuance, and will expire five years following the initial exercise date. The closing of the offering is expected to occur on or about October 18, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering are expected to be approximately $15 million before deducting placement agent fees and other offering expenses. The Company currently intends to use the net proceeds from the offering for the commercialization of the Company’s FDA-cleared Acuitas AMR Gene Panel test for isolates and the further development and commercialization of its Unyvero platform and Ares Genetics database solutions and offerings, the repayment of certain outstanding indebtedness payable to the European Investment Bank, and for other general corporate purposes.

The Company expects to call a special meeting of stockholders for the approval of a proposal to reduce the required threshold to amend the certificate of incorporation and bylaws of the Company from 66 2/3% to a majority of the voting power of the outstanding capital stock of the Company and a proposal to increase the authorized shares of common stock of the Company from 50 million to 100 million. The preferred stock has voting rights with the common stock equal to 30,000 votes per share of preferred stock on each of these proposals, provided, that, in accordance with Nasdaq listing rules, any votes cast by the preferred stock with respect to the proposal to increase the authorized shares of common stock must be counted by the Company in the same proportion as the aggregate shares of common stock voted on such proposal.

The securities described above are being offered and sold by OpGen in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-258646), including a base prospectus previously filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021 and became effective on August 19, 2021. The offering of such securities is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the Company’s registered direct offering and the use of proceeds therefrom. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from our financings, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by laws.

Contact:

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Maxwell Colbert
Edison Group
mcolbert@edisongroup.com